Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Charging Robotics Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	Other	7,928,852	$5.35	$42,419,358.20	0.0001381	$5,858.12

Total Offering Amounts:							$42,419,358.20		5,858.12
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$5,858.12

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (“common stock”), of Charging Robotics Inc. (the “Registrant”), that may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

Consists of an aggregate of 7,928,852 shares of the Registrant’s common stock to be offered for resale by the selling stockholders named in the prospectus contained in this Registration Statement on Form S-1

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high ($5.45) and low ($5.25) prices of the Registrant’s shares of common stock on the OTCID Basic Market on October 20, 2025.

The Registrant will not receive any proceeds from the sale of shares of its common stock by the selling stockholders.